Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Kiora Pharmaceuticals, Inc. (formerly Eyegate Pharmaceuticals, Inc.) on Form S-1 (Nos. 333-269570 and 333-268940), Form S-3 (Nos. 333-255311 and 333-234255) and on Form S-8 (Nos. 333-267754, 333-264640, 333-241657, 333-202207, 333-209441, 333-216227, 333-223431 and 333-231207) of our report dated March 23, 2023, on our audit of the financial statements as of December 31, 2022 and 2021, and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 23, 2023. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern.

/s/ EisnerAmper LLP

EISNERAMPER LLP
Iselin, New Jersey
March 23, 2023